Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

GATX CORPORATION REPORTS 2021 FIRST-QUARTER RESULTS
•Net income for the first quarter 2021 was $36.5 million or $1.02 per diluted share
•Rail North America’s fleet utilization was 97.8%
•GATX's first-quarter direct investment of aircraft spare engines totals approximately $350 million
•Company reiterates 2021 full-year earnings guidance

CHICAGO, April 20, 2021 - GATX Corporation (NYSE:GATX) today reported 2021 first-quarter results. Results for the first quarter ended March 31, 2021 are summarized below:

	Three Months Ended March 31
Per Diluted Share	2021	2020
Income from Continuing Operations	$1.02	$1.33
Income from Discontinued Operations	—	(0.02)
Total	$1.02	$1.31

2021 first quarter net income from continuing operations was $36.5 million or $1.02 per diluted share, compared to net income from continuing operations of $47.2 million or $1.33 per diluted share in the first quarter of 2020. Net income from discontinued operations in the first quarter of 2021 was zero, compared to a net loss of $0.9 million or $(0.02) per diluted share in the same period of 2020.

“Conditions in the North American railcar leasing market are consistent with our outlook coming into the year,” said Brian A. Kenney, president and chief executive officer of GATX. “GATX’s fleet utilization decreased slightly to 97.8% and our renewal success rate was 77.7% for the quarter. While absolute lease rates for many car types modestly increased from the prior quarter, pressure on revenue remains given the continuing high number of idle cars industrywide. The first-quarter renewal lease rate change of GATX’s Lease Price Index was negative 18.1%, primarily due to energy-related car types.

"We continue to identify opportunities in the current environment to grow our asset base in North America. Our commercial team has successfully placed with customers nearly all cars expected to be delivered in 2021 under our supply agreements as well as over 1,000 additional cars outside of the supply agreements that will deliver by mid-2022.

"Rail International performed as expected. GATX Rail Europe maintained high fleet utilization of 98.2% at quarter-end and continues to experience small increases in renewal lease rates. Despite a recent resurgence of COVID-19 in Europe and India, demand for railcars remains stable as we continue to grow and diversify our fleets in both regions.
"Within Portfolio Management, the operating environment for the Rolls-Royce and Partners Finance affiliates remains challenging due to the ongoing adverse impact of COVID-19 on international air travel. We continue to execute our strategy of capitalizing on difficult market conditions to invest in attractive growth opportunities. Since commencing our program of direct investment in aircraft spare engines in January 2021, we acquired additional Rolls-Royce aircraft spare engines during the first quarter, bringing our total year-to-date investment to approximately $350 million. All of these engines are on long-term leases to a group of strong airline customers and will be managed by RRPF."
Mr. Kenney concluded, “First quarter operating results, and the generally gradual pace of recovery in our markets, are consistent with our expectations. Therefore, our 2021 full-year earnings estimate is unchanged at $4.00 to $4.30 per diluted share.”

RAIL NORTH AMERICA
Rail North America reported segment profit of $65.7 million in the first quarter of 2021, compared to $72.0 million in the first quarter of 2020. Lower segment profit was primarily a result of lower gains on asset dispositions and lower lease revenue, partially offset by lower maintenance expense.

At March 31, 2021, Rail North America’s wholly owned fleet was comprised of approximately 116,800 cars, including approximately 13,900 boxcars. The following fleet statistics and performance discussion exclude the boxcar fleet.

Fleet utilization was 97.8% at the end of the first quarter, compared to 98.1% at the end of the prior quarter and 99.0% at the end of the first quarter of 2020. During the first quarter of 2021, the GATX Lease Price Index (LPI), a weighted-average lease renewal rate for a group of railcars representative of Rail North America’s fleet, was negative 18.1%. This compares to an LPI of negative 22.6% in the prior quarter and negative 11.6% in the first quarter of 2020. The average lease renewal term for all cars included in the LPI during the first quarter was 30 months, compared to 34 months in the prior quarter and 31 months in the first quarter of 2020. Rail North America’s investment volume during the first quarter was $109.1 million.

Additional fleet statistics, including information on the boxcar fleet, and macroeconomic data related to Rail North America’s business are provided on the last page of this press release.

RAIL INTERNATIONAL
Rail International’s segment profit was $21.8 million in the first quarter of 2021, compared to $13.9 million in the first quarter of 2020. Higher segment profit was predominately driven by more railcars on lease as well as impacts from foreign currency exchange rates.

At March 31, 2021, GATX Rail Europe’s (GRE) fleet consisted of approximately 26,500 cars. Utilization was 98.2%, compared to 98.1% at the end of the prior quarter and 98.5% at the end of the first quarter of 2020. Additional fleet statistics for GRE are provided on the last page of this press release.

PORTFOLIO MANAGEMENT
Portfolio Management reported segment profit of $6.1 million in the first quarter of 2021, compared to $19.5 million in the first quarter of 2020. Lower segment profit was primarily driven by lower lease revenue and lower remarketing income at the Rolls-Royce and Partners Finance affiliates (RRPF). Lower lease revenue in 2021 was partly due to fewer engines on lease as a result of a transaction involving the refinancing and sale of a group of aircraft spare engines in the third quarter of 2020.

DISCONTINUED OPERATIONS
In the second quarter of 2020, GATX completed the sale of American Steamship Company (ASC). The ASC business segment is accounted for as discontinued operations. Results for discontinued operations are summarized below:

(Income per diluted share)	Three Months Ended March 31
Discontinued Operations	2021	2020
Operations, net of taxes	$—	$(0.02)
Gain on sale of ASC, net of taxes	—	—
Total Discontinued Operations	$—	$(0.02)

COMPANY DESCRIPTION
GATX Corporation (NYSE: GATX) strives to be recognized as the finest railcar leasing company in the world by our customers, our shareholders, our employees and the communities where we operate. As the leading global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 120 years. GATX has been headquartered in Chicago, Illinois since its founding in 1898.

TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2021 first-quarter results. Call details are as follows:

Tuesday, April 20, 2021
11 a.m. Eastern Time
Domestic Dial-In: 1-800-367-2403
International Dial-In: 1-334-777-6978
Replay: 1-888-203-1112 or 1-719-457-0820 /Access Code: 9126531

Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. A replay will be available on the same site starting at 2 p.m. (Eastern Time), April 20, 2021.

AVAILABILITY OF INFORMATION ON GATX'S WEBSITE
Investors and others should note that GATX routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the GATX Investor Relations website. While not all of the information that the Company posts to the GATX Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media and others interested in GATX to review the information that it shares on www.gatx.com under the “Investor Relations” tab.

FORWARD-LOOKING STATEMENTS
Statements in this Earnings Release not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and, accordingly, involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “outlook,” “continue,” “likely,” “will,” “would”, and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.
The following factors, in addition to those discussed in our other filings with the SEC, including our Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 10-Q, could cause actual results to differ materially from our current expectations expressed in forward-looking statements:

•the duration and effects of the global COVID-19 pandemic, including adverse impacts on our business, personnel, operations, commercial activity, supply chain, the demand for our transportation assets, the value of our assets, our liquidity, and macroeconomic conditions
•exposure to damages, fines, criminal and civil penalties, and reputational harm arising from a negative outcome in litigation, including claims arising from an accident involving our transportation assets
•inability to maintain our transportation assets on lease at satisfactory rates due to oversupply of assets in the market or other changes in supply and demand
•a significant decline in customer demand for our transportation assets or services, including as a result of:
◦weak macroeconomic conditions
◦weak market conditions in our customers' businesses
◦adverse changes in the price of, or demand for, commodities
◦changes in railroad operations, efficiency, pricing and service offerings, including those related to "precision scheduled railroading"
◦changes in supply chains
◦availability of pipelines, trucks, and other alternative modes of transportation
◦changes in conditions affecting the aviation industry, including reduced demand for air travel, geographic exposure and customer concentrations
◦other operational or commercial needs or decisions of our customers
◦customers' desire to buy, rather than lease, our transportation assets
•higher costs associated with increased assignments of our transportation assets following non-renewal of leases, customer defaults, and compliance maintenance programs or other maintenance initiatives
•events having an adverse impact on assets, customers, or regions where we have a concentrated investment exposure

•financial and operational risks associated with long-term purchase commitments for transportation assets
•reduced opportunities to generate asset remarketing income
•inability to successfully consummate and manage ongoing acquisition and divestiture activities
•reliance on Rolls-Royce in connection with our aircraft spare engine leasing businesses, and the risks that certain factors that adversely affect Rolls-Royce could have an adverse effect on those businesses
•fluctuations in foreign exchange rates
•failure to successfully negotiate collective bargaining agreements with the unions representing a substantial portion of our employees
•asset impairment charges we may be required to recognize
•deterioration of conditions in the capital markets, reductions in our credit ratings, or increases in our financing costs
•changes in banks' inter-lending rate reporting practices and the phasing out of LIBOR
•competitive factors in our primary markets, including competitors with significantly lower costs of capital
•risks related to our international operations and expansion into new geographic markets, including laws, regulations, tariffs, taxes, treaties or trade barriers affecting our activities in the countries where we do business
•changes in, or failure to comply with, laws, rules, and regulations
•inability to obtain cost-effective insurance
•environmental liabilities and remediation costs
•potential obsolescence of our assets
•inadequate allowances to cover credit losses in our portfolio
•operational, functional and regulatory risks associated with severe weather events, climate change and natural disasters
•inability to maintain and secure our information technology infrastructure from cybersecurity threats and related disruption of our business

FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Shari Hellerman
Director, Investor Relations
312-621-4285
shari.hellerman@gatx.com

(4/20/2021)

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31
	2021	2020
Revenues
Lease revenue	$280.6	$270.7
Marine operating revenue	3.6	3.3
Other revenue	21.6	25.4
Total Revenues	305.8	299.4
Expenses
Maintenance expense	74.3	85.8
Marine operating expense	4.6	4.1
Depreciation expense	88.6	80.4
Operating lease expense	10.9	13.3
Other operating expense	10.2	8.5
Selling, general and administrative expense	47.1	40.4
Total Expenses	235.7	232.5
Other Income (Expense)
Net gain on asset dispositions	22.5	27.4
Interest expense, net	(53.6)	(45.5)
Other expense	(1.3)	(8.0)
Income before Income Taxes and Share of Affiliates’ Earnings	37.7	40.8
Income taxes	(8.4)	(13.1)
Share of affiliates’ earnings, net of taxes	7.2	19.5
Net Income from Continuing Operations	36.5	47.2
Loss from Discontinued Operations, Net of Taxes	—	(0.9)
Net Income	$36.5	$46.3

Share Data
Basic earnings per share from continuing operations	$1.04	$1.35
Basic earnings per share from discontinued operations	—	(0.02)
Basic earnings per share from consolidated operations	$1.04	$1.33
Average number of common shares	35.2	34.9

Diluted earnings per share from continuing operations	$1.02	$1.33
Diluted earnings per share from discontinued operations	—	(0.02)
Diluted earnings per share from consolidated operations	$1.02	$1.31
Average number of common shares and common share equivalents	35.9	35.4

Dividends declared per common share	$0.50	$0.48

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31	December 31
	2021	2020
Assets
Cash and Cash Equivalents	$958.9	$292.2
Restricted Cash	0.2	0.4
Receivables
Rent and other receivables	81.8	74.7
Finance leases (as lessor)	73.3	74.0
Less: allowance for losses	(6.4)	(6.5)
	148.7	142.2

Operating Assets and Facilities	10,835.0	10,484.0
Less: allowance for depreciation	(3,311.8)	(3,313.3)
	7,523.2	7,170.7
Lease Assets (as lessee)
Right-of-use assets, net of accumulated depreciation	326.5	335.9
Finance leases, net of accumulated depreciation	—	37.5
	326.5	373.4

Investments in Affiliated Companies	592.2	584.7
Goodwill	139.0	143.7
Other Assets	226.6	230.3
Total Assets	$9,915.3	$8,937.6

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$143.6	$147.3
Debt
Commercial paper and borrowings under bank credit facilities	19.6	23.6
Recourse	6,374.6	5,329.0
	6,394.2	5,352.6
Lease Obligations (as lessee)
Operating leases	328.0	348.6
Finance leases	—	33.3
	328.0	381.9

Deferred Income Taxes	960.4	962.8
Other Liabilities	129.1	135.6
Total Liabilities	7,955.3	6,980.2
Total Shareholders’ Equity	1,960.0	1,957.4
Total Liabilities and Shareholders’ Equity	$9,915.3	$8,937.6

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2021
(In millions)

	Rail North America	Rail International	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$206.8	$66.9	$3.3	$3.6	$280.6
Marine operating revenue	—	—	3.6	—	3.6
Other revenue	17.8	2.5	0.2	1.1	21.6
Total Revenues	224.6	69.4	7.1	4.7	305.8
Expenses
Maintenance expense	58.4	15.4	—	0.5	74.3
Marine operating expense	—	—	4.6	—	4.6
Depreciation expense	65.7	18.3	2.7	1.9	88.6
Operating lease expense	10.9	—	—	—	10.9
Other operating expense	7.6	2.0	0.2	0.4	10.2
Total Expenses	142.6	35.7	7.5	2.8	188.6
Other Income (Expense)
Net gain on asset dispositions	21.5	0.3	0.6	0.1	22.5
Interest expense, net	(37.0)	(12.2)	(3.1)	(1.3)	(53.6)
Other expense	(0.8)	—	—	(0.5)	(1.3)
Share of affiliates' pre-tax income	—	—	9.0	—	9.0
Segment profit	$65.7	$21.8	$6.1	$0.2	$93.8
Less:
Selling, general and administrative expense					47.1
Income taxes (includes $1.8 related to affiliates' earnings)					10.2
Net income from continuing operations					$36.5

Discontinued operations, net of taxes
Net income from discontinuing operations, net of taxes					$—
Loss on sale of discontinued operations, net of taxes					—
Total discontinued operations, net of taxes					$—

Net income					$36.5

Selected Data:
Investment volume	$109.1	$44.4	$352.5	$3.5	$509.5

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$16.3	$—	$—	$—	$16.3
Residual sharing income	0.1	—	0.6	—	0.7
Non-remarketing net gains (1)	5.1	0.3	—	0.1	5.5
	$21.5	$0.3	$0.6	$0.1	$22.5
(1) Includes net gains (losses) from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended March 31, 2020
(In millions)

	Rail North America	Rail International	Portfolio Management	Other	GATX Consolidated
Revenues
Lease revenue	$212.1	$58.3	$0.3	$—	$270.7
Marine operating revenue	—	—	3.3	—	3.3
Other revenue	23.6	1.8	—	—	25.4
Total Revenues	235.7	60.1	3.6	—	299.4
Expenses
Maintenance expense	72.9	12.9	—	—	85.8
Marine operating expense	—	—	4.1	—	4.1
Depreciation expense	63.6	15.5	1.3	—	80.4
Operating lease expense	13.3	—	—	—	13.3
Other operating expense	6.6	1.8	0.1	—	8.5
Total Expenses	156.4	30.2	5.5	—	192.1
Other Income (Expense)
Net gain on asset dispositions	26.8	0.1	0.5	—	27.4
Interest (expense) income, net	(33.3)	(10.6)	(2.9)	1.3	(45.5)
Other expense	(0.8)	(5.5)	—	(1.7)	(8.0)
Share of affiliates' pre-tax income	—	—	23.8	—	23.8
Segment profit (loss)	$72.0	$13.9	$19.5	$(0.4)	$105.0
Less:
Selling, general and administrative expense					40.4
Income taxes (includes $4.3 related to affiliates' earnings)					17.4
Net income from continuing operations					$47.2

Discontinued operations, net of taxes
Net loss from discontinued operations, net of taxes					$(0.9)
Gain on sale of discontinued operations, net of taxes					—
Total discontinued operations, net of taxes					$(0.9)

Net income					$46.3

Selected Data:
Investment volume	$110.9	$69.3	$0.3	$0.5	$181.0

Net Gain on Asset Dispositions
Asset Remarketing Income:
Net gains on disposition of owned assets	$26.9	$—	$—	$—	$26.9
Residual sharing income	0.1	—	0.5	—	0.6
Non-remarketing net (loss) gains (1)	(0.2)	0.1	—	—	(0.1)
	$26.8	$0.1	$0.5	$—	$27.4
__________
(1) Includes net gains (losses) from scrapping of railcars.

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In millions, except leverage)

	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Total Assets, Excluding Cash, by Segment
Rail North America	$5,896.5	$5,887.5	$5,801.5	$5,700.2	$5,634.6
Rail International	1,653.4	1,699.2	1,615.0	1,534.2	1,447.7
Portfolio Management	1,057.5	700.5	707.6	675.1	656.5
Other	348.8	357.8	106.4	110.3	107.6
Discontinued Operations	—	—	—	—	300.8
Total Assets, excluding cash	$8,956.2	$8,645.0	$8,230.5	$8,019.8	$8,147.2
Debt and Lease Obligations, Net of Unrestricted Cash
Unrestricted cash	$(958.9)	$(292.2)	$(459.8)	$(492.9)	$(570.7)
Commercial paper and bank credit facilities	19.6	23.6	13.5	5.9	275.5
Recourse debt	6,374.6	5,329.0	5,183.0	5,047.5	5,043.7
Operating lease obligations	328.0	348.6	368.0	372.3	399.3
Finance lease obligations	—	33.3	—	31.8	—
Total debt and lease obligations, net of unrestricted cash	5,763.3	5,442.3	5,104.7	4,964.6	5,147.8
Shareholders’ Equity	$1,960.0	$1,957.4	$1,930.0	$1,875.3	$1,831.0
Recourse Leverage (1)	2.9	$2.8	2.6	2.6	2.8
 _________
(1)    Calculated as total recourse debt / shareholder's equity.

Reconciliation of Total Assets to Total Assets, Excluding Cash
Total Assets	$9,915.3	$8,937.6	$8,690.3	$8,512.7	$8,717.9
Less: cash	(959.1)	(292.6)	(459.8)	(492.9)	(570.7)
Total Assets, excluding cash	$8,956.2	$8,645.0	$8,230.5	$8,019.8	$8,147.2

 GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(Continued)

	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Rail North America Statistics
Lease Price Index (LPI) (1)
Average renewal lease rate change	(18.1)%	(22.6)%	(29.4)%	(28.0)%	(11.6)%
Average renewal term (months)	30	34	29	31	31
Fleet Rollforward (2)
Beginning balance	103,745	103,363	102,891	102,558	102,845
Cars added	977	1,015	1,578	1,220	883
Cars scrapped	(1,002)	(571)	(623)	(570)	(389)
Cars sold	(817)	(62)	(483)	(317)	(781)
Ending balance	102,903	103,745	103,363	102,891	102,558
Utilization	97.8%	98.1%	98.2%	98.7%	99.0%
Average active railcars	101,099	101,723	101,552	101,600	101,668
Boxcar Fleet
Ending balance	13,880	14,315	14,753	14,936	15,026
Utilization	97.1%	95.8%	94.5%	94.6%	94.6%
Rail Europe Statistics
Fleet Rollforward
Beginning balance	26,343	25,956	25,705	25,352	24,561
Cars added	226	446	331	423	871
Cars scrapped/sold	(71)	(59)	(80)	(70)	(80)
Ending balance	26,498	26,343	25,956	25,705	25,352
Utilization	98.2%	98.1%	98.2%	98.4%	98.5%
Average active railcars	25,917	25,669	25,369	25,100	24,622
Rail North America Industry Statistics
Manufacturing Capacity Utilization Index (3)	74.4%	74.7%	72.3%	68.7%	73.5%
Year-over-year Change in U.S. Carloadings (excl. intermodal) (4)	(2.6)%	(12.9)%	(15.3)%	(15.9)%	(6.3)%
Year-over-year Change in U.S. Carloadings (chemical) (4)	(3.8)%	(3.4)%	(5.1)%	(5.0)%	3.1%
Year-over-year Change in U.S. Carloadings (petroleum) (4)	(14.4)%	(14.0)%	(12.5)%	(11.1)%	3.6%
Production Backlog at Railcar Manufacturers (5)	n/a (6)	34,598	37,417	39,612	46,330
American Steamship Company Statistics
Total Net Tons Carried (millions) (7)	—	—	—	2.7	1.0
 _________
(1) GATX's Lease Price Index (LPI) is an internally-generated business indicator that measures lease rate pricing on renewals for our North American railcar fleet, excluding boxcars. GATX calculates the index using the weighted-average lease rate for a group of railcar types that GATX believes best represents its overall North American fleet, excluding boxcars. The average renewal lease rate change is reported as the percentage change between the average renewal lease rate and the average expiring lease rate, weighted by fleet composition. The average renewal lease term is reported in months and reflects the average renewal lease term of railcar types in the LPI, weighted by fleet composition.
(2) Excludes boxcar fleet.
(3) As reported and revised by the Federal Reserve.
(4) As reported by the Association of American Railroads (AAR).
(5) As reported by the Railway Supply Institute (RSI).
(6) Not available, not published as of the date of this release.
(7) Total net tons carried for the second quarter of 2020 reflects volume through May 14, 2020, the date of the sale.